Exhibit 99(a)

Oxford Health Plans Reports Fourth Quarter and Full Year 2003 Results

•	Full year earnings per share of $4.37, excluding $0.22 per share in charges related to class action securities litigation settlement

•	Fourth quarter earnings per share of $1.14

•	Operating cash flow of $223.6 million for the quarter and $343.2 million for the year

Trumbull, CT, February 4, 2004—Oxford Health Plans, Inc. (NYSE: OHP) announced today net earnings of $95.5 million, or $1.14 per diluted share, for the quarter ended December 31, 2003, compared to $73.8 million, or $0.84 per diluted share, for the prior year quarter. Full year net earnings were $351.9 million, or $4.15 per share, for 2003 compared to $222 million, or $2.45 per share, in 2002. See Exhibit 1 of this release for a reconciliation of net earnings reported under generally accepted accounting principles to run rate earnings for the fourth quarter and twelve months of 2003 compared to 2002.

“Oxford’s strong financial results in 2003 reflect our disciplined approach to executing on the fundamentals of our business. In 2004, we will continue expanding our market leading product portfolio, provider networks and healthcare programs to meet the changing needs of employers and our members,” commented Charles G. Berg, President and CEO of Oxford.

Business Highlights

Membership: Total fully insured commercial membership ended the quarter at 1.43 million members compared to 1.44 million members at the end of September 2003, and 1.48 million members at the end of 2002. For the full year 2003, Oxford commercial membership, excluding MedSpan, declined approximately 27 thousand members, while MedSpan membership declined approximately 22 thousand members. Medicare membership was 70,800 at the end of the quarter.

Premium Revenue: Premium revenue increased 7.1% in the fourth quarter to $1.35 billion from $1.26 billion in the fourth quarter of 2002. Commercial premiums increased 7% to $1.19 billion from $1.12 billion in the fourth quarter of 2002. During the current quarter, the commercial premium yield increased approximately 10.2% over the prior year quarter. Commercial member months declined 3.0% for the quarter compared to the 2002 period. Commercial premium revenue increased 10.3% to $4.71 billion for the full year in 2003 from $4.27 billion in 2002, and net per member per month commercial premium yields increased approximately 10.4% over the same period. Medicare premiums were $159.9 million in the fourth quarter of 2003, compared to $147.4 million in the fourth quarter of 2002. Full year Medicare premiums were $632.5 million in 2003, compared to $585.2 million in 2002.

Investment and Other Income, net: Investment and other income, net, was $20.1 million in the fourth quarter of 2003, compared to $31.5 million in the fourth quarter of 2002. Realized gains for the quarter were $4.2 million in 2003, compared to $12.8 million in 2002. Full year investment and other income, net, was $100.8 million in 2003, compared to $94.7 million in 2002 and full year realized gains on investments were $30.8 million in 2003, compared to $26.9 million in 2002. The net pre-tax yield on the Company’s investment portfolio was approximately 3.2% in 2003, compared to approximately 4.5% in 2002.

Health Care Services Expense: Health care services expense was $1.067 billion in the fourth quarter of 2003, compared to $1.013 billion in the fourth quarter of 2002. The fourth quarter of 2003 includes $10.7 million of net favorable medical reserve estimate changes from prior periods. Commercial per member per month medical costs for the fourth quarter of 2003 increased approximately 9.4% compared to the 2002 fourth quarter. This percentage increase reflects the reported per member per month (PMPM) commercial medical costs adjusted for net favorable development of commercial medical reserves of approximately $5.9 million in the fourth quarter of 2003, and adjusted for net unfavorable development of commercial medical reserves of approximately $5.2 million in the fourth quarter of 2002. Full year net favorable development of medical reserves was approximately $33.8 million in 2003, compared to $55.3 million in 2002. Commercial PMPM medical costs for the full year 2003 increased approximately 9.4% compared to 2002. This annual percentage increase reflects the reported PMPM commercial medical costs adjusted for net favorable development of commercial medical reserves of approximately $26.9 million in 2003 and $46.1 million in 2002.

Marketing, General and Administrative (MG&A) Expenses: MG&A expenses were $144.4 million, resulting in an administrative loss ratio of 10.7% for the fourth quarter of 2003, compared to $157.8 million and a 12.5% administrative loss ratio in the fourth quarter of 2002. Excluding $20 million in legal expenses related to the 1997 securities class action litigation, the administrative loss ratio was 10.9% in the fourth quarter of 2002. Full year MG&A expenses were $575.1 million in 2003, compared to $575.4 million in 2002. Full year MG&A expenses in 2002 included $15.5 million in contract termination charges and $20 million in legal expenses related to class action litigation. Broker commissions and premium taxes accounted for $189.6 million, or 33.0%, of total MG&A expenses for the full year 2003, compared to $163.6 million, or 29.5%, of MG&A expenses (excluding the $20 million in legal expenses) in 2002. The increase in these items as a percentage of overall MG&A expenses is the result of changes in product mix between the two periods and increases in New York State premium tax rates. (All percentages cited in this paragraph exclude the net litigation charge for settlement presented in the accompanying income statements.)

Medical Costs Payable: Medical costs payable were $671.5 million as of December 31, 2003, compared to $666.4 million as of September 30, 2003, and $618.6 million at December 31, 2002. The $5.1 million increase from the third quarter of 2003 was due to an increase in IBNR and unpaid claims reserves of $25.6 million and a net $20.5 million reduction in other medical cost liabilities, primarily as a result of settlements of liabilities aged more than one year. Days claims in medical costs payable were approximately 58 days at December 31, 2003, an increase of one day from the level at September 30, 2003.

Cash Flow: Cash flow from operations was $223.6 million in the fourth quarter of 2003, compared to $86.9 million in the fourth quarter of 2002. The increase in operating cash flow over the prior year quarter was primarily due to lower levels of income tax payments resulting from the deductibility of the class action litigation settlement, increases in medical claims payable and higher levels of net income. Full year cash flow from operations was $343.2 million in 2003, compared to $344.5 million in 2002. Cash flow from operations in 2003 includes the net use of approximately $200 million to fund the settlement of 1997 securities class action litigation and related costs.

Parent Cash Balances: Parent company cash and investments totaled $369 million at December 31, 2003, compared to $325 million at September 30, 2003 levels. The increase from the third quarter was primarily due to income tax transfers from subsidiaries in excess of amounts due to taxing authorities and proceeds from stock option exercises. In January 2004, the parent company received a $45 million dividend from its New York HMO subsidiary.

Share Repurchase Program: The Company repurchased 413 thousand of its shares for $16.5 million at an average price of $40.49 per share in the fourth quarter of 2003. The Company has repurchased 23.8 million shares for $757.2 million since the inception of its share repurchase program in the third quarter of 2001. The Company has $242.8 million of remaining repurchase authority through the end of 2004.

Quarterly Dividend: The Company paid a quarterly cash dividend of 10 cents per share on January 27, 2004 totaling $8.1 million, to shareholders of record as of January 12, 2004. As previously announced, the Board of Directors of the Company declared a quarterly cash dividend of 10 cents per share payable on April 27, 2004, to shareholders of record as of April 12, 2004.

2004 Guidance: The following table presents management’s current estimates of various non-financial and financial measures for the twelve-month period ending December 31, 2004. The following table reflects management’s estimates as of the date of this press release only, and the Company assumes no obligation to update these estimates or any other forward-looking statements included in this press release. Amounts presented do not reflect the potential impact of share repurchases under the Company’s share repurchase program after December 31, 2003.

(in millions, except membership, per share and percentage data)	Projected Ranges 2004
Ending commercial membership (000’s)	1,400 -1,450
Fully insured member months (000’s)	17,600 -17,900
Net commercial premium yield increase	9% - 10%
Net commercial medical cost trend	9% - 10%
Premium revenues	$5,620 - $5,720
Total revenues	$5,710 - $5,810
Medical loss ratio (MLR)	79.8% - 80.3%
Administrative loss ratio (ALR)	10.7% - 10.9%
Net earnings	$365 - $385
Diluted earnings per common share	$4.35 - $4.55
Weighted average common shares outstanding—diluted	83 - 84

Conference Call and Webcast

As previously announced, the Company will hold a conference call today at 8:30 am (Eastern Time) to review the results of the fourth quarter and to discuss management’s outlook for 2004. The public is invited to listen to this conference call by dialing 1-888-677-8170 (using the password “Oxford”) at least 10 minutes prior to the start of the call. Individuals who dial in will be asked to identify themselves and their affiliations. Investors, analysts and the public are also invited to listen to the conference call over the Internet by visiting our website at www.oxfordhealth.com. To listen to this call live on the Internet, visit the investor page of Oxford’s web site at least 20 minutes early (to download and install any necessary audio software).

About Oxford

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s commercial insured products and services include traditional health maintenance organizations, preferred and exclusive provider organizations, point-of-service plans and consumer directed health plans. The Company also offers Medicare plans and third party administration of employer-funded benefits plans. More information about Oxford Health Plans, Inc. is available at www.oxfordhealth.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements concerning the Company’s strategy, including its expansion of its product portfolio, provider networks and healthcare programs, future share repurchases, future membership growth, management’s current estimates of various non-financial and financial measures for the twelve months ending December 31, 2004, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements as defined in the Securities Exchange Act of 1934; and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	Changes in federal or state regulation relating to health care and health benefit plans.

•	The state of the economy.

•	Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans and new drugs and technologies.

•	Competitive pressure on the pricing of the Company’s products, including acceptance of premium rate increases by the Company’s commercial groups.

•	Higher than expected administrative costs in operating the Company’s business and the cost and impact on service of changing technologies.

•	The ability of the Company to maintain risk transfer, risk sharing, incentive and other provider arrangements and the resolution of existing and future disputes over the reconciliations and performance under such arrangements.

•	Any changes in the Company’s estimates of its medical costs and expected cost trends.

•	The impact of future developments in various litigation matters and the periodic examination, investigation and review of the Company by various federal and state authorities.

•	The Company’s ability to renew existing members and attract new members.

•	The Company’s ability to develop processes and systems to support its operations and any future growth and administer new health care benefit designs.

•	Any future acts or threats of terrorism or war.

•	Those factors included in the discussion under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission today.

Investor Contacts:	Media Contact:
Gary Frazier	Maria Gordon-Shydlo
(203) 459-7331	(203) 459-7674
Jon Green
(203) 459-6674

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Income Statements

For the Three and Twelve Months Ended December 31, 2003 and 2002

(In thousands, except per share, per member per month and membership highlights data)

	Unaudited Three Months Ended December 31,		Audited Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues:
Premiums earned	$1,351,724	$1,262,555	$5,339,327	$4,850,964
Third-party administration, net	2,911	4,568	12,284	17,744
Investment and other income, net	20,123	31,495	100,833	94,686

Total revenues	1,374,758	1,298,618	5,452,444	4,963,394

Expenses:
Health care services	1,066,559	1,013,101	4,242,394	3,848,803
Marketing, general and administrative	144,385	157,767	575,128	575,433
Litigation charge for settlement, net	—	—	30,675	151,300
Interest and other financing charges	6,040	2,388	20,758	11,041

Total expenses	1,216,984	1,173,256	4,868,955	4,586,577

Earnings before income taxes	157,774	125,362	583,489	376,817
Income tax expense	62,322	51,521	231,636	154,852

Net earnings	$95,452	$73,841	$351,853	$221,965

Net earnings per common share—basic	$1.18	$0.86	$4.26	$2.55

Net earnings per common share—diluted	$1.14	$0.84	$4.15	$2.45

Dividends per common share	$0.10	$—	$0.10	$—

Weighted-average common shares—basic	81,106	85,393	82,546	87,145
Dilutive effect of stock options	2,920	2,359	2,208	3,599

Weighted-average common shares—diluted	84,026	87,752	84,754	90,744

Selected Information
Medical loss ratio	78.9%	80.2%	79.5%	79.3%
Administrative loss ratio, excluding net litigation charge	10.7%	12.5%	10.7%	11.8%
Earnings before income taxes, financing charges, depreciation and amortization (“EBITDA”)	$172,863	$133,656	$631,456	$409,680
PMPM premium revenue	$298.79	$271.16	$291.65	$265.10
PMPM medical expense	$235.75	$217.59	$231.73	$210.33
Fully insured member months	4,524.1	4,656.1	18,307.4	18,298.8

			As of December 31,
Membership Highlights (Unaudited)			2003	2002
POS, PPO and Other Plans			1,239,400	1,252,900
HMO			190,500	226,600

Total Fully Insured Commercial			1,429,900	1,479,500
Medicare			70,800	70,100
Third-party Administration			38,500	51,900

Total Membership			1,539,200	1,601,500

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2003 and December 31, 2002

(In thousands, except share data)

Assets
	Audited
	December 31, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$536,510	$321,627
Investments—available-for-sale, at market value	1,370,535	1,102,664
Premiums receivable, net	30,505	29,803
Other receivables	30,082	43,919
Prepaid expenses and other current assets	16,785	10,214
Deferred income taxes	45,240	111,652

Total current assets	2,029,657	1,619,879
Property and equipment, net	31,638	34,445
Deferred income taxes	9,572	9,173
Restricted cash and investments-held-to-maturity, at amortized cost	59,738	56,421
Goodwill and other intangible assets, net	21,785	24,691
Other noncurrent assets	7,811	8,907

Total assets	$2,160,201	$1,753,516

Liabilities and Shareholders’ Equity
Current liabilities:
Medical costs payable	$671,515	$618,618
Current portion of long term debt	4,000	30,625
Trade accounts payable and accrued expenses	138,925	135,124
Reserve for litigation settlement	—	161,300
Unearned revenue	187,751	201,045
Income taxes payable	30,530	2,418
Current portion of capital lease obligations	5,749	5,470

Total current liabilities	1,038,470	1,154,600
Obligations under capital lease	467	5,749
Long-term debt	394,000	96,250
Shareholders’ equity:
Preferred stock, $.01 par value, authorized 2,000,000 shares	—	—
Common stock, $.01 par value, authorized 400,000,000 shares; issued 106,612,822 shares in 2003 and 105,075,889 shares in 2002	1,066	1,051
Additional paid-in capital	750,919	709,258
Retained earnings	780,856	437,130
Accumulated other comprehensive income	10,622	25,038
Treasury stock, at cost	(816,199)	(675,560)

Total shareholders’ equity	727,264	496,917

Total liabilities and shareholders’ equity	$2,160,201	$1,753,516

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three and Twelve Months Ended December 31, 2003 and 2002

(In thousands)

	Unaudited Three Months Ended December 31,		Audited Twelve Months Ended December 31,
	2003	2002	2003	2002
Cash flows from operating activities:
Net income	$95,452	$73,841	$351,853	$221,965
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,413	6,184	28,530	22,928
Noncash income	(4,146)	(4,708)	(16,584)	(17,519)
Litigation and other noncash charges	122	—	3,535	177,832
Deferred income taxes	(4,620)	15,428	75,775	(36,432)
Realized gain on sale of investments	(4,222)	(12,802)	(30,849)	(26,883)
Changes in assets and liabilities (net of balances acquired):
Premiums receivable	4,561	14,798	86	11,039
Other receivables	(2,921)	(4,368)	14,749	(9,241)
Prepaid expenses and other current assets	19,531	2,384	(1,571)	(4,416)
Medical costs payable	5,654	(28,801)	53,623	323
Trade accounts payable and accrued expenses	13,204	18,464	(14,683)	232
Reserve for litigation settlement	—	—	(161,300)	—
Income taxes payable	35,776	(54,512)	36,301	(7,090)
Unearned revenue	55,812	60,939	3,290	14,836
Other, net	1	10	442	(3,105)

Net cash provided by operating activities	223,617	86,857	343,197	344,469

Cash flows from investing activities:
Capital expenditures	(2,102)	(3,570)	(14,683)	(18,981)
Purchases of investments	(472,541)	(283,182)	(1,613,040)	(1,460,763)
Sales and maturities of investments	234,539	385,731	1,349,719	1,386,443
Acquisitions, net of cash acquired	—	—	—	(1,288)
Other, net	(181)	(75)	(210)	(75)

Net cash provided (used) by investing activities	(240,285)	98,904	(278,214)	(94,664)

Cash flows from financing activities:
Proceeds from exercise of stock options	17,597	2,193	32,738	31,545
Proceeds from borrowings, net	—	—	391,371	—
Payments under capital leases	(926)	(1,325)	(5,003)	(2,552)
Redemption of notes payable	(1,000)	(6,563)	(128,875)	(27,136)
Purchase of treasury shares	(16,480)	(132,126)	(139,871)	(251,509)
Payment of withholding tax on option exercises	—	—	(460)	(24,056)

Net cash provided (used) by financing activities	(809)	(137,821)	149,900	(273,708)

Net increase (decrease) in cash and cash equivalents	(17,477)	47,940	214,883	(23,903)
Cash and cash equivalents at beginning of period	553,987	273,687	321,627	345,530

Cash and cash equivalents at end of period	$536,510	$321,627	$536,510	$321,627

Exhibit 1

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Supplemental Schedule Reconciling GAAP Earnings to Run Rate Earnings

For the Three and Twelve Months Ended December 31, 2003 and 2002

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Diluted earnings per common share—GAAP	$1.14	$0.84	$4.15	$2.45
Effect of run rate adjustments:
Litigation charge for settlement, net	—	—	0.22	0.98
Reserves for legal defense costs	—	0.13	—	0.13
Changes in estimates of prior period medical cost reserves	(0.08)	—	(0.24)	(0.22)
Changes in estimates of NY stabilization pool reserves/receivables	—	—	—	(0.14)
MedUnite investment impairment charge	—	—	—	0.07
CSC contract termination and asset valuation charge	—	—	—	0.10
Write-off of deferred financing costs due to refinancing	—	—	0.02	—

Diluted earnings per common share—Run Rate	$1.06	$0.97	$4.15	$3.37

Diluted common shares	84,026	87,752	84,754	90,744

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net earnings—GAAP	$95,452	$73,841	$351,853	$221,965
Effect of run rate adjustments:
Litigation charge for settlement, net	—	—	18,498	89,116
Reserves for legal defense costs	—	11,780	—	11,780
Changes in estimates of prior period medical cost reserves	(6,458)	(217)	(20,382)	(19,605)
Changes in estimates of NY stabilization pool reserves/receivables	—	—	—	(12,958)
MedUnite investment impairment charge	—	—	—	6,479
CSC contract termination and asset valuation charge	—	—	—	9,130
Write-off of deferred financing costs due to refinancing	—	—	2,050	—

Net earnings—Run Rate	$88,994	$85,404	$352,019	$305,907

Note: Exhibit 1 above reconciles the differences between run rate earnings and net earnings calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Management believes that the presentation of run rate earnings provides useful information to investors regarding the Company’s results of operations because such presentation facilitates the period-to-period comparison of operating performance by eliminating charges (recoveries) for settlement of the 1997 securities class action litigation, which charges (recoveries) are unrelated to current period operating performance, and by eliminating, among other things, the current period impact of changes to the Company’s estimates of prior period medical cost reserves.

Run Rate Adjustments for the Quarters Ended December 31, 2003 and 2002

During the fourth quarter of 2003, the Company had net favorable prior period reserve adjustments (“PPRAs”) of medical costs of approximately $10.7 million. These PPRAs had the effect of increasing reported net earnings by $6.5 million, or $0.08 per share, in the fourth quarter of 2003. In the fourth quarter of 2002, the Company increased its legal reserves for the now settled class action securities litigation by $20 million, which had the effect of reducing fourth quarter 2002 reported earnings by $11.8 million, or $0.13 per share.

Exhibit 2

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Changes in Medical Costs Payable

For the Twelve Months Ended December 31, 2003 and 2002

(In millions)

Twelve Months Ended December 31, 2003		Amounts Relating to Claims Incurred During
	Total	2003	2002 and Prior
Balance as of December 31, 2002	$618.6	$—	$618.6
Components of health care services expense:
Estimated costs incurred	4,276.2	4,276.2	—
Estimate changes	(33.8)	—	(33.8)

Health care services expense	4,242.4	4,276.2	(33.8)
Payments for health care services	(4,189.5)	(3,644.0)	(545.5)

Balance as of December 31, 2003	$671.5	$632.2	$39.3

Twelve Months Ended December 31, 2002		Amounts Relating to Claims Incurred During
	Total	2002	2001 and Prior
Balance as of December 31, 2001	$595.1	$—	$595.1
Medical payables acquired	25.7	—	25.7

Components of health care services expense:
Estimated costs incurred	3,904.1	3,904.1	—
Estimate changes	(55.3)	—	(55.3)

Health care services expense	3,848.8	3,904.1	(55.3)
Payments for health care services	(3,851.0)	(3,347.1)	(503.9)

Balance as of December 31, 2002	$618.6	$557.0	$61.6

Changes in Medical Costs Payable for the Twelve Months Ended December 31, 2003 and 2002

During 2003, net favorable PPRAs were $33.8 million compared to $55.3 million in 2002. The 2002 amount includes $22 million related to favorable estimate changes in reserves for New York Market Stabilization Pools.

As the Company’s claims processing has continued to improve and the tail of its incurred claims has shortened, the amount of ending reserve related to prior year periods has continued to decline. As of December 31, 2003, approximately 6% of total medical costs payable were for prior years, compared to approximately 10% as of December 31, 2002. The Company’s reserving methodologies are consistent for all periods presented.

Exhibit 3

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

COMPONENTS OF MEDICAL COSTS PAYABLE

As of December 31, 2003 and 2002

(In millions)

		Amounts Relating to Claims Incurred During
As of December 31, 2003	Total	2003	2002 and Prior
IBNR and medical claims reserves	$641.5	$615.7	$25.8
Pharmacy PBM payable	27.8	27.8	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	(4.9)	(11.3)	6.4
Other reserves	7.1	—	7.1

Medical Costs Payable Balance	$671.5	$632.2	$39.3

		Amounts Relating to Claims Incurred During
As of December 31, 2002	Total	2002	2001 and Prior
IBNR and medical claims reserves	$555.7	$521.8	$33.9
Pharmacy PBM payable	26.7	26.7	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	13.9	8.5	5.4
Other reserves	22.3	—	22.3

Medical Costs Payable Balance	$618.6	$557.0	$61.6

Definitions

IBNR and medical claims reserves: Estimates of liabilities for incurred but unreported medical claims including in-house inventories, adjudicated but not yet paid claims, net liabilities under risk sharing arrangements and reserves for previously denied claims. Pharmacy PBM payable: Bi-weekly amounts due to the Company’s pharmacy benefit manager based on submission of pharmacy claims. Stabilization and stop-loss pools, BDCC and GME reserves, net: Estimated net liabilities (receivables) related to various state programs including New York market stabilization and stop-loss pools, bad debt and charity care and graduate medical education surcharges. Other reserves: Estimated liabilities for certain former medical contracts that are in various stages of resolution.

Components of Medical Costs Payable at December 31, 2003 and December 31, 2002

During the fourth quarter of 2003, total medical costs payable increased $5.1 million from the balance at September 30, 2003. Current year IBNR and medical claims reserves of $615.7 million increased $36.9 million from $578.8 million at September 30, 2003, while reserves for prior year IBNR and medical claims declined $11.3 million from September 30, 2003, due to claim payments and favorable development.

IBNR and medical claims reserves represented 95.5% of total medical costs payable at December 31, 2003, compared to 89.8% at December 31, 2002. The percentage of IBNR and medical claims reserves related to claims incurred in prior years was 4.0% at December 30, 2003, compared to 6.1% at December 31, 2002. The change in net stabilization and stop-loss pools, BDCC and GME reserves during 2003 is the result of the timing of payments to the Company under the stop-loss programs and the establishment of receivables for BDCC surcharges recoverable from prior year overpayments. Total days medical costs payable at December 31, 2003 was approximately 58 days, representing an increase of approximately two days of IBNR and medical claims reserves from September 30, 2003, due primarily to higher levels of physician claims inventories at year-end and correspondingly higher levels of IBNR claims reserves, partially offset by a one day decline in other medical costs payable resulting from settlement of medical liabilities aged more than one year.

Exhibit 4

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

SELECTED FINANCIAL STATISTICS

(In millions, except PMPM data)

(Unaudited)

	2003					2002		2001
	Full Year	4Q	3Q	2Q	1Q	Full Year	4Q	Full Year
Commercial Premium Revenues	$4,706.8	$1,191.8	$1,186.0	$1,173.9	$1,155.1	$4,265.8	$1,115.2	$3,653.1
Medicare Premium Revenues	632.5	159.9	159.8	157.4	155.4	585.2	147.4	659.3

Total Premium Revenues	$5,339.3	$1,351.7	$1,345.8	$1,331.3	$1,310.5	$4,851.0	$1,262.6	$4,312.4

Commercial Medical Costs	$3,711.2	$935.8	$921.6	$950.3	$903.5	$3,374.9	$893.2	$2,865.6
Medicare Medical Costs	531.2	130.7	131.9	138.0	130.6	473.9	119.9	535.7

Total Health Care Services Expense	$4,242.4	$1,066.5	$1,053.5	$1,088.3	$1,034.1	$3,848.8	$1,013.1	$3,401.3

Commercial PMPM Revenue	$269.62	$276.44	$272.66	$267.20	$262.36	$244.11	$250.80	$222.74
Medicare PMPM Revenue	$743.79	$751.34	$750.16	$740.10	$733.53	$710.36	$702.50	$658.21

Commercial PMPM Medical Costs	$212.59	$217.06	$211.87	$216.31	$205.21	$193.13	$200.89	$174.73
Medicare PMPM Medical Costs	$624.59	$614.02	$619.14	$648.80	$616.66	$575.26	$571.32	$534.84

Commercial Medical Loss Ratio	78.8%	78.5%	77.7%	81.0%	78.2%	79.1%	80.1%	78.4%
Medicare Medical Loss Ratio	84.0%	81.7%	82.5%	87.7%	84.1%	81.0%	81.3%	81.2%

Total Medical Loss Ratio	79.5%	78.9%	78.3%	81.7%	78.9%	79.3%	80.2%	78.9%

MG&A Expenses (1)	$575.1	$144.4	$143.7	$144.7	$142.3	$575.4	$157.7	$489.1
Administrative Loss Ratio (ALR) (1)	10.7%	10.7%	10.7%	10.8%	10.8%	11.8%	12.5%	11.3%
ALR Run Rate (2)	10.7%	10.7%	10.7%	10.8%	10.8%	11.1%	10.9%	11.1%

1.	Excludes net litigation settlement charges of ($151.3 million) in the third quarter of 2002 and ($45 million) in the first quarter of 2003, and $14.3 million of litigation insurance recoveries in the third quarter of 2003.
2.	Run Rate ALR excludes charges and recoveries related to the securities class action litigation settlement costs in the first quarter of 2003 ($45 million) and the recovery of $14.3 million in the third quarter of 2003, the third quarter 2002 charge of ($151.3 million) and fourth quarter 2002 related legal charge of ($20 million), and the termination charge for the CSC contract ($15.5 million) in the second quarter of 2002.

Selected Trends and Financial Statistics

Commercial premium revenues increased $76.6 million over the fourth quarter of 2002. Commercial premium yields, net of product mix and benefit changes, increased approximately 10.2% over the fourth quarter of 2002. For the full year 2003, commercial premium yields increased approximately 10.4% over 2002. Medicare premiums increased $12.5 million over the fourth quarter of 2002 as a result of increased membership, the mix of membership and increased reimbursement rates.

Commercial per member per month medical costs for the fourth quarter of 2003 increased approximately 9.4% compared to the 2002 fourth quarter. This percentage increase reflects the reported per member per month (PMPM) commercial medical costs adjusted for net favorable development of commercial medical reserves of approximately $5.9 million in the fourth quarter of 2003, and adjusted for net unfavorable development of commercial medical reserves of approximately $5.2 million in the fourth quarter of 2002. Full year net favorable development of medical reserves was approximately $33.8 million in 2003, compared to $55.3 million in 2002. Commercial PMPM medical costs for the full year 2003 increased approximately 9.4% compared to 2002. This annual percentage increase reflects the reported PMPM commercial medical costs adjusted for net favorable development of commercial medical reserves of approximately $26.9 million in 2003 and $46.1 million in 2002.

Exhibit 5

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

MEMBERSHIP DATA

(In thousands)

(Unaudited)

Total Membership	2003				2002				2001
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q	4Q
POS, PPO and Other Plans	1,239.4	1,252.0	1,260.0	1,276.8	1,252.9	1,249.8	1,236.0	1,204.9	1,154.1
HMO	190.5	191.5	196.5	204.0	226.6	229.0	233.6	236.7	218.2

Total Fully Insured Commercial Membership	1,429.9	1,443.5	1,456.5	1,480.8	1,479.5	1,478.8	1,469.6	1,441.6	1,372.3
Medicare	70.8	71.0	70.9	70.7	70.1	69.6	68.9	67.5	77.8
Third-party Administration	38.5	39.8	40.8	41.1	51.9	62.7	63.3	65.4	60.0

Total Membership	1,539.2	1,554.3	1,568.2	1,592.6	1,601.5	1,611.1	1,601.8	1,574.5	1,510.1

Fully Insured Commercial Change	(13.6)	(13.0)	(24.3)	1.3	0.7	9.2	28.0	69.3	5.7
Fully Insured Commercial Change %	-0.9%	-0.9%	-1.6%	0.1%	0.0%	0.6%	1.9%	5.0%	0.4%

Membership

Total fully insured commercial membership ended the quarter at 1.43 million members compared to 1.44 million members at the end of September 2003, and 1.48 million members at the end of 2002. For the full year 2003, Oxford commercial membership, excluding MedSpan, declined approximately 27.4 thousand members, while MedSpan membership declined approximately 22.2 thousand members.

Medicare membership remained relatively constant between 70,000 and 71,000 during 2003, ending the period at 70,800 members.